Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Ligia Braun + 1 212 635 8588 ligia.braun@bnymellon.com	Valerie Haertel +1 212 635 8529 valerie.haertel@bnymellon.com

Louisa Bartoszek
+44 20 7163 2826
louisa.bartoszek@bnymellon.com

BNY Mellon Announces Redemption of Trust Preferred Securities

NEW YORK, January 19, 2017 — The Bank of New York Mellon Corporation (“BNY Mellon”), today announced that all outstanding 6.369% Preferred Securities issued by Mellon Capital III (liquidation amount £50,000 per security and £200,000,000 in the aggregate) will be redeemed on March 20, 2017. The redemption price for the 6.369% Preferred Securities will be equal to £50,000 per security plus accumulated and unpaid distributions up to and excluding the redemption date in the amount of £467.388465.

The Preferred Securities are held only in book-entry form through Euroclear Bank S.A./N.V. as operator of the Euroclear System and Clearstream Banking, société anonyme. Citibank, N.A., as principal paying agent will redeem the Preferred Securities in accordance with its procedures and notify the holders. Holders of the Preferred Securities need not take any action to receive payment of the redemption price.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Dec. 31, 2016, BNY Mellon had $29.9 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Learn more at bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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